ZINC ONE RESOURCES INC. CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED FEBRUARY 28, 2019 AND 2018 (Expressed in Canadian Dollars)

INDEPENDENT AUDITORS’ REPORT

To the Shareholders of

Zinc One Resources Inc.

Opinion

We have audited the consolidated financial statements of Zinc One Resources Inc. (the “Company”), which comprise the consolidated statements of financial position as at February 28, 2019 and February 28, 2018, and the consolidated statements of loss and comprehensive loss, changes in equity and cash flows for the years then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as at February 28, 2019 and February 28, 2018, and its consolidated financial performance and its consolidated cash flows for the years then ended in accordance with International Financial Reporting Standards (IFRSs).

Basis for Opinion

We conducted our audits in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are independent of the Company in accordance with the ethical requirements that are relevant to our audits of the financial statements in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Material Uncertainty Related to Going Concern

We draw attention to Note 1 in the consolidated financial statements, which indicates that the Company incurred a net loss of $26,441,644 during the year ended February 28, 2019 and, as of that date, the Company’s current liabilities exceeded its current assets by $2,721,683. As stated in Note 1, these events or conditions, along with other matters as set forth in Note 1, indicate that a material uncertainty exists that may cast significant doubt on the Company’s ability to continue as a going concern. Our opinion is not modified in respect of this matter.

Other Information

Management is responsible for the other information. The other information comprises the Management Discussion and Analysis.  Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the consolidated financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

Responsibilities of Management and Those Charged with Governance for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with IFRSs, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Company’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements. As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

·Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

·Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.

·Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

·Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Company to cease to continue as a going concern.

·Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

·Obtain sufficient appropriate audit evidence regarding the consolidated financial information of the entities or business activities within the Group to express an opinion on the financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audits.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

The engagement partner on the audit resulting in this independent auditor’s report is Robert G. Charlton.

/s/ Charlton & Company

CHARTERED PROFESSIONAL ACCOUNTANTS

Vancouver, BC

July 2, 2019

ZINC ONE RESOURCES INC.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(Expressed in Canadian Dollars)

		February 28, 2019	February 28, 2018
			Restated (Note 3)
	Note	$	$
ASSETS
Current assets
Cash		13,420	525,364
Receivables		11,739	631,170
Marketable securities	5	139,243	546,000
Prepaid expenses		70,027	375,765
		234,429	2,078,299
Proceeds of disposition receivable	7	-	807,497
Equipment	8	37,648	80,873
Environmental bond	6	1,643,566	2,150,208
Exploration and evaluation assets	6	5,038,143	24,143,575
Total assets		6,953,786	29,260,452

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities		2,281,374	897,616
Due to related parties	14	115,651	63,236
Loans payable	9	488,276	16,567
Settlement of lawsuit	10	-	3,480,135
Note payable	11	70,811	-
		2,956,112	4,457,554
Note payable	11	-	65,417
Total liabilities		2,956,112	4,522,971

SHAREHOLDERS' EQUITY
Share capital	12	55,382,237	50,126,691
Contributed surplus	12	5,240,391	4,684,518
Accumulated other comprehensive loss		(189,625)	(80,043)
Deficit		(56,435,329)	(29,993,685)
		3,997,674	24,737,481
Total liabilities and shareholders’ equity		6,953,786	29,260,452

Nature of operations and going concern (Note 1)

Contingency (Note 19)

Commitments (Note 6, Note 20)

Subsequent events (Note 21)

Approved and authorized on behalf of the Board of Directors on June 27, 2019

        “Gunther Roehlig”         Director                                                                “W. Barry Girling”          Director

The accompanying notes are an integral part of these consolidated financial statements

ZINC ONE RESOURCES INC.

CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS

For the years ended February 28, 2019 and 2018

(Expressed in Canadian Dollars)

		2019	2018
			Restated (Note 3)
	Note	$	$
OPERATING EXPENSES
Consulting fees		154,500	210,300
Depreciation	8	15,214	10,454
Filing fees		36,205	69,483
General and administrative		700,332	606,543
Insurance		15,519	19,014
Interest	9, 10, 11	161,993	192,895
Management fees	14	560,533	502,527
Marketing		525,626	1,522,511
Professional fees	14	266,823	193,831
Share-based payments	12, 14	511,414	1,564,120

LOSS BEFORE OTHER ITEMS		(2,948,159)	(4,891,678)

Finance Income	6	60,034	-
Foreign exchange gain		120,947	140,233
Recovery (write-off) of account receivable	7	348,441	(161,018)
Option payment from exploration and evaluation assets	6	66,749	-
Government payment due on exploration and evaluation assets	6	(69,290)	-
Net smelter return received	6	22,500	-
(Loss) gain on marketable securities	5	(371,287)	112,695
Write-off of equipment	8	(28,812)	-
Write-off of exploration and evaluation assets	6	(23,642,767)	(308,278)

NET LOSS FOR THE YEAR		(26,441,644)	(5,108,046)

ITEMS THAT MAY BE RECLASSIFIED SUBSEQUENTLY TO LOSS:
Exchange difference on translating foreign operations		(109,582)	(80,043)

COMPREHENSIVE LOSS FOR THE YEAR		(26,551,226)	(5,188,089)

NET LOSS PER SHARE - BASIC AND DILUTED		(0.23)	(0.06)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING		116,963,894	89,934,881

The accompanying notes are an integral part of these consolidated financial statements

ZINC ONE RESOURCES INC.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(Expressed in Canadian dollars, except for share figures)

	Number of Shares #	Share Capital $	Contributed Surplus $	AOCI Restated (Note 3) $	Deficit Restated (Note 3) $	Total $
Balance, February 28, 2017	56,775,241	24,297,887	2,646,472	-	(24,885,639)	2,058,720
Shares issued in consideration for:
Cash, pursuant to private placement	16,666,667	10,000,000	-	-	-	10,000,000
Less: Share issue costs	-	(231,370)	-	-	-	(231,370)
Exploration and evaluation assets	25,259,777	15,581,062	-	-	-	15,581,062
Options deemed granted on acquisition	-	-	219,151	-	-	219,151
Warrants deemed issued on acquisition	-	-	502,108	-	-	502,108
Cash, pursuant to exercise of warrants	780,088	479,112	(247,333)	-	-	231,779
Share-based payments	-	-	1,564,120	-	-	1,564,120
Net and comprehensive loss for the year	-	-	-	(80,043)	(5,108,046)	(5,188,089)
Balance, February 28, 2018	99,481,773	50,126,691	4,684,518	(80,043)	(29,993,685)	24,737,481

Shares issued in consideration for:
Cash, pursuant to private placement	22,428,836	5,335,179	47,742	-	-	5,382,921
Less: Share issue costs	-	(142,766)	-	-	-	(142,766)
Finder’s warrants issued	-	(53,553)	53,553	-	-	-
Cash, pursuant to exercise options	450,000	116,686	(56,836)	-	-	59,850
Share-based payments	-	-	511,414	-	-	511,414
Net and comprehensive loss for the year	-	-	-	(109,582)	(26,441,644)	(26,551,226)
Balance, February 28, 2019	122,360,609	55,382,237	5,240,391	(189,625)	(56,435,329)	3,997,674

The accompanying notes are an integral part of these consolidated financial statements

ZINC ONE RESOURCES INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended February 28, 2019 and 2018

(Expressed in Canadian Dollars)

	2019	2018
		Restated (Note 3)
	$	$
Operating activities:
Net loss for the year	(26,441,644)	(5,108,046)
Items not involving cash:
Depreciation	15,214	10,454
Accrued interest	161,974	192,895
Share-based payments	511,414	1,564,120
(Recovery) write-off of account receivable	(256,669)	161,018
Loss (gain) on marketable securities	371,287	(112,695)
Write-off of equipment	28,812	-
Write-off of exploration and evaluation assets	23,642,767	308,278
	(1,966,845)	(2,983,976)
Changes in non-cash working capital related to operations:
Receivables	77,659	(721,048)
Prepaid expenses	305,738	(120,746)
Accounts payable and accrued liabilities	1,435,933	(662,925)
Net cash used in operating activities	(147,515)	(4,488,695)

Investing activities:
Purchase of equipment	-	(47,899)
Purchase of marketable securities	-	(433,305)
Proceeds on sale of marketable securities	485,470	-
Proceeds of disposition receivable	1,183,113	-
Exploration and evaluation asset expenditures	(4,537,335)	(2,567,321)
Short-term loan advanced and forgiven	-	(1,999,530)
Net cash acquired pursuant to asset acquisition	-	795,374
Transaction costs incurred pursuant to asset acquisition	-	(110,635)
Reclamation bond	506,642	(2,182,513)
Net cash used in investing activities	(2,362,110)	(6,545,829)

Financing activities:
Payment towards settlement of lawsuit	(3,608,618)	(100,000)
Common shares issued for cash	5,382,921	10,000,000
Share issue costs	(142,766)	(231,370)
Proceeds from exercise of options	59,850	-
Proceeds from exercise of warrants	-	231,779
Proceeds from loan payable	442,000	-
Net cash provided by financing activities	2,133,387	9,900,409

Decrease in cash during the year	(376,238)	(1,134,115)
Effect of exchange rate changes on cash	(135,706)	(4,184)
Cash - beginning of the year	525,364	1,663,663
Cash - end of the year	13,420	525,364

Supplemental cash flow information (Note 17)

The accompanying notes are an integral part of these consolidated financial statements

ZINC ONE RESOURCES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended February 28, 2019 and 2018

(Expressed in Canadian Dollars)

1.               NATURE OF OPERATIONS AND GOING CONCERN

Zinc One Resources Inc. (“the Company” or “Zinc One”) was incorporated on January 12, 2007 under the Business Corporations Act of British Columbia.  The Company’s registered and head office is located at 410-1040 West Georgia Street, Vancouver, BC, Canada.  Effective January 23, 2017, the Company changed its name from Rockridge Capital Corp. to Zinc One Resources Inc. Effective January 24, 2017, the Company changed its trading symbol to “Z”. The Company’s shares are also quoted on the US OTC Marketplace under symbol “ZZZOF” and on the Frankfurt Stock Exchange under symbol “RH33”.

The Company is in the process of exploring and developing its exploration properties and has not yet determined whether the properties contain ore reserves that are economically recoverable.  The recoverability of the amounts shown for exploration and evaluation assets is dependent upon the existence of economically recoverable reserves, the ability of the Company to obtain necessary financing to complete the development of those reserves and upon future profitable production.

These consolidated financial statements have been prepared on a going concern basis, which assumes that the Company will be able to meet its obligations and continue its operations for the next twelve months. At February 28, 2019, the Company had not yet achieved profitable operations, incurred a net loss of $26,441,644 during the year ended February 28, 2019 and, as of that date, the Company’s current liabilities exceeded its total assets by $2,721,683. The Company expects to incur further losses in the development of its business.  These factors indicate the existence of a material uncertainty that may cast doubt upon the Company’s ability to continue as a going concern.  As a result, the Company may be unable to realize its assets and discharge its liabilities in the normal course of business.

The Company’s ability to continue as a going concern is dependent upon its ability to raise adequate funding through equity or debt financings to discharge its liabilities as they come due. Although the Company has been successful in the past in obtaining financing, there is no assurance that it will be able to obtain adequate financing in the future or that such financing will be on terms advantageous to the Company. Should the Company be unable to continue as a going concern, asset realization values may be substantially different from their carrying values.  Carrying values as shown in these consolidated financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern. Such adjustments could be material.

2.               SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION

a)              Statement of compliance

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board ("IASB") and interpretations issued by the International Financial Reporting Interpretations Committee (“IFRIC”).

These consolidated financial statements were approved by the board of directors for issue on June 27, 2019.

b)               Basis of presentation

These consolidated financial statements have been prepared on a historical cost basis, except for certain financial instruments which are measured at fair value.

ZINC ONE RESOURCES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended February 28, 2019 and 2018

(Expressed in Canadian Dollars)

c)               Basis of consolidation

These consolidated financial statements include the accounts of the Company and the following subsidiaries subject to control by the Company:

Subsidiary	Jurisdiction	Ownership

Forrester Metals Inc.	Canada	100%
Vena Resources (2004) Inc.	Canada	100%
Candelaria Silver Inc.	Canada	100%
Forrester Resources Corp.	Canada	100%
Rockridge Mali SARL	Mali	100%
Minera Forrester S.A.C.	Peru	100%
Compania Vena Peru S.A.C.	Peru	100%
Candelaria Inversiones Mineras S.A.C.	Peru	100%
Aurifera del Norte S.A.C.	Peru	100%
Compania Minera Vensix S.A.C.	Peru	100%
Compania Minera Nueva Princesa S.A.C.	Peru	78%

Control is achieved when the Company is exposed to, or has rights, to variable returns from its involvement with an entity and has the ability to affect those returns through its power over the entity.  Subsidiaries are fully consolidated from the date on which control is obtained and continue to be consolidated until the date that such control ceases. Intercompany balances, transactions and unrealized intercompany gains and losses are eliminated upon consolidation.

Compania Minera Amantina S.A. was disposed of on October 13, 2017.  Proceeds on the sale were negligible.

d)               Functional and presentation currency

The functional currency of a company is the currency of the primary economic environment in which the company operates.  The presentation currency for a company is the currency in which the company chooses to present its financial statements.

These consolidated financial statements are presented in Canadian dollars, which is the Company’s functional currency.  Subsidiaries whose functional currencies differ from that of the parent company (“foreign operations”) are translated into Canadian dollars as follows: assets and liabilities – at the closing rate as at the reporting date, and income and expenses – at the average rate of the period.  All resulting changes are recognized in other comprehensive loss as cumulative translation differences.

The functional currency of Zinc One Resources Inc., Forrester Metals Inc., Vena Resources (2004) Inc., Candelaria Silver Inc., Forrester Resources Corp. and Rockridge Mali SARL is the Canadian dollar. The functional currency of Minera Forrester S.A.C., Compania Vena Peru S.A.C., Candelaria Inversiones Mineras S.A.C., Aurifera del Norte S.A.C., Compania Minera Vensix S.A.C. and Compania Minera Nueva Princesa S.A.C. is the Peruvian Sol.

Foreign currency transactions are translated into the functional currency using exchange rates prevailing at the dates of the transactions.  At the end of each reporting period, monetary assets and liabilities that are denominated in foreign currencies are translated at the rates prevailing at that date.

ZINC ONE RESOURCES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended February 28, 2019 and 2018

(Expressed in Canadian Dollars)

Non-monetary assets and liabilities are translated using the historical rate on the date of the transaction.  Non-monetary assets and liabilities that are stated at fair value are translated using the historical rate on the date that the fair value was determined.  All gains and losses on translation of these foreign currency transactions are charged to the statement of operations. All gains and losses on translation of a subsidiary from the functional currency to the presentation currency are charged to other comprehensive income.

When the Company disposes of its entire interest in a foreign operation, or loses control, joint control, or significant influence over a foreign operation, the foreign currency gains or losses accumulated in other comprehensive loss related to the foreign operation are reclassified to profit or loss.  If an entity disposes of part of an interest in a foreign operation which remains a subsidiary, a proportionate amount of foreign currency gains or losses accumulated in other comprehensive loss related to the subsidiary are reallocated between controlling and non-controlling interests.

e)               Exploration and evaluation assets

Exploration and evaluation expenditures relate to the initial search for a mineral deposit and the subsequent evaluation to determine the economic potential of the mineral deposit.  The exploration and evaluation stage commences when the Company obtains the legal right or license to begin exploration. This stage ends when management judges there is sufficient evidence to support the probability of future mining operations of economically recoverable reserves.

Once the legal right to explore a property has been acquired, all costs related to the acquisition, exploration and evaluation of exploration and evaluation assets are capitalized on a property-by-property basis pending determination of the technical feasibility and the commercial viability of the project.  The capitalized costs are presented as either tangible or intangible exploration, and evaluation assets according to the nature of the assets acquired.  When a license is relinquished, or a project is abandoned, the related costs are recognized in profit and loss immediately.

Management reviews the carrying value of capitalized exploration and evaluation expenditures at least annually.  The review is based on the Company’s intentions for development.  If a project does not prove viable or the Company does not otherwise intend to develop, all unrecoverable costs associated with the project net of any impairment provisions are written off.  Subsequent recovery of the resulting carrying value depends on successful development or sale of the undeveloped property.

f)               Property, plant, and equipment

Property, plant, and equipment is recorded at cost, including all expenditures incurred to prepare an asset for its intended use.

Repairs and maintenance costs are charged to expense as incurred, except when these repairs significantly extend the life or result in an operating improvement. In these instances, the portion of repairs relating to the betterment is capitalized as part of plant and equipment.

Depreciation is based on the cost of the assets less estimated residual value. Where an item of plant and equipment is comprised of major components with different useful lives, the components are accounted for as separate items and depreciated separately. Depreciation commences when an asset is available for use and is recorded until an asset is disposed of or otherwise removed from services. Estimates of remaining useful lives and residual values are reviewed annually. Changes in estimates are accounted for prospectively.

ZINC ONE RESOURCES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended February 28, 2019 and 2018

(Expressed in Canadian Dollars)

The depreciation rates of the major asset categories are calculated based on the declining balance method as follows:

Computer equipment	25%
Furniture	10%
Machinery	10%
Other Equipment	10%

The depreciation of leasehold improvements is amortized on a straight-line basis over the lease period.

g)               Impairment

Exploration and evaluation assets are subject to impairment tests whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. Where the carrying value of an asset exceeds its recoverable amount, which is the higher of value in use and fair value less costs to sell, the asset is written down accordingly.

Where it is not possible to estimate the recoverable amount of an individual asset, the impairment test is carried out on the asset’s cash-generating unit, which is the lowest group of assets in which the asset belongs for which there are separately identifiable cash inflows that are largely independent of the cash inflows from other assets.

An impairment loss is charged to the statement of operations and comprehensive loss.

h)               Financial instruments

Recognition and Classification

The Company recognized a financial asset or financial liability on the statement of financial position when it becomes party to the contractual provisions of the financial instrument.

The Company classifies its financial instruments in the following categories: at fair value through profit and loss (“FVTPL”), at fair value through other comprehensive income (loss) (“FVTOCI”) or at amortized cost. The Company determines the classification of financial assets at initial recognition. The classification of debt instruments is driven by the Company’s business model for managing the financial assets and their contractual cash flow characteristics.

Equity instruments that are held for trading are classified as FVTPL. For other equity instruments, on the day of acquisition the Company can make an irrevocable election (on an instrument-by-instrument basis) to designate them as at FVTOCI. Financial liabilities are measured at amortized cost, unless they are required to be measured at FVTPL (such as instruments held for trading or derivatives) or if the Company has opted to measure them at FVTPL.

Measurement

Financial assets and liabilities at FVTPL

Financial assets and liabilities carried at FVTPL are initially recorded at fair value and transaction costs are expensed in profit or loss. Realized and unrealized gains and losses arising from changes in the fair value of the financial assets and liabilities held at FVTPL are included in profit or loss in the period in which they arise. Where management has opted to recognize a financial liability at FVTPL, any changes associated with the Company’s own credit risk will be recognized in other comprehensive income (loss).

ZINC ONE RESOURCES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended February 28, 2019 and 2018

(Expressed in Canadian Dollars)

Financial assets at FVTOCI

Elected investments in equity instruments at FVTOCI are initially recognized at fair value plus transaction costs. Subsequently they are measured at fair value, with gains and losses recognized in other comprehensive income (loss).

Financial assets and liabilities at amortized cost

Financial assets and liabilities at amortized cost are initially recognized at fair value plus or minus transaction costs, respectively, and subsequently carried at amortized cost less any impairment.

Impairment of financial assets at amortized cost

The Company recognizes a loss allowance for expected credit losses on financial assets that are measured at amortized cost.  At each reporting date, the Company measures the loss allowance for the financial asset at an amount equal to the lifetime expected credit losses if the credit risk on the financial asset has increased significantly since initial recognition. If at the reporting date, the financial asset has not increased significantly since initial recognition, the Company measures the loss allowance for the financial asset at an amount equal to the twelve month expected credit losses. The Company shall recognize in profit or loss, as an impairment gain or loss, the amount of expected credit losses (or reversal) that is required to adjust the loss allowance at the reporting date to the amount that is required to be recognized.

Derecognition

Financial assets

The Company derecognizes financial assets only when the contractual rights to cash flows from the financial assets expire, or when it transfers the financial assets and substantially all of the associated risks and rewards of ownership to another entity. Gains and losses on derecognition are generally recognized in profit or loss. However, gains and losses on derecognition of financial assets classified as FVTOCI remain within accumulated other comprehensive income (loss).

Financial liabilities

The Company derecognizes financial liabilities only when its obligations under the financial liabilities are discharged, cancelled or expired. Generally, the difference between the carrying amount of the financial liability derecognized and the consideration paid and payable, including any non-cash assets, is recognized in profit or loss.

i)               Decommissioning and restoration provisions

The Company recognizes liabilities for statutory, contractual, constructive or legal obligations associated with the retirement of long-term assets, when those obligations result from the acquisition, construction, development or normal operation of the assets. The net present value of future restoration cost estimates arising from the decommissioning of plant and other site preparation work is capitalized to exploration and evaluation assets along with a corresponding increase in the restoration provision in the period incurred. Discount rates using a pre-tax rate that reflect the time value of money are used to calculate the net present value. The restoration asset will be depreciated on the same basis as other mining assets.

The Company’s estimates of restoration costs could change as a result of changes in regulatory requirements, discount rates and assumptions regarding the amount and timing of the future expenditures. These changes are recorded directly to mining assets with a corresponding entry to the restoration provision. The Company’s estimates are reviewed annually for changes in regulatory requirements, discount rates, effects of inflation and changes in estimates.

ZINC ONE RESOURCES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended February 28, 2019 and 2018

(Expressed in Canadian Dollars)

Changes in the net present value, excluding changes in the Company’s estimates of reclamation costs, are charged to the statement of operations and comprehensive loss for the period.

j)               Provisions

When the Company has a present legal or constructive obligation as a result of a past event, a provision is recognized only when the obligation can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation.

Provisions are measured at the present value of the expenditure expected to be required to settle the obligation using a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the obligation. The increase in the obligation due to the passage of time is recognized as finance expense.

k)               Share capital

The Company records proceeds from share issuances net of issue costs and any tax effects in shareholders’ equity. Common shares issued for consideration other than cash are valued based on their market value at the date the agreement to issue shares was concluded.

l)               Agent warrants and warrants

Warrants issued to agents in connection with a financing are recorded at fair value and charged to share issue costs associated with the offering with an offsetting credit to contributed surplus in shareholders’ equity.

Warrants included in units offered to subscribers in connection with financings are valued using the residual value method whereby proceeds are first allocated to the fair value of the shares and the excess if any, allocated to the warrants.

m)               Share-based payments

The Company grants stock options to buy common shares of the Company to directors, officers, employees and service providers. The board of directors grants such options for periods of up to five years, with vesting periods determined at its sole discretion and at exercise prices equal to or greater than the closing market price on the day preceding the date the options were granted.

The fair value of the options is measured at grant date, using the Black-Scholes option pricing model, and is recognized immediately that the employees earn the options. The fair value is recognized as an expense with a corresponding increase in equity. The amount recognized as expense is adjusted to reflect the number of share options expected to vest.

The fair value of options granted to non-employees are measured at the fair value of the goods or services received, unless that fair value cannot be estimated reliably, in which case the fair value of the equity instruments issued is used. The value of the goods or services is recorded at the earlier of the vesting date, or the date the goods or services are received.

n)               Income tax

Income tax on the income or loss for the periods presented comprises current and deferred tax. Income tax is recognized in income or loss except to the extent that it relates to items recognized directly in equity, in which case it is recognized in equity.

ZINC ONE RESOURCES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended February 28, 2019 and 2018

(Expressed in Canadian Dollars)

Current tax expense is the expected tax payable on the taxable income for the period, using tax rates enacted or substantively enacted at period end, adjusted for amendments to tax payable with regards to previous periods. Deferred tax is provided using the liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. The Company does not provide for temporary differences relating to investments in subsidiaries, associates, and joint ventures to the extent that they will probably not reverse in the foreseeable future. The amount of deferred tax provided is based on the expected manner of realization or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted at the balance sheet reporting date applicable to the period of expected realization or settlement.

A deferred tax asset is recognized only to the extent that it is probable that future taxable income will be available against which the asset can be utilized.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

o)               Loss per share

The loss per share amounts are calculated using the weighted average number of shares outstanding during the respective fiscal periods. The calculation of loss per share amounts using the Treasury Stock Method considers the potential exercise of outstanding share purchase options and warrants or other contingent issuances to the extent each option, warrant or contingent issuance is dilutive. For all periods presented, diluted loss per share is equal to basic loss per share as the potential effects of options, warrants and conversions are anti-dilutive.

p)              Estimates, assumptions and measurement uncertainty

The presentation of these consolidated financial statements requires management to make certain critical accounting estimates and to exercise judgment in applying the Company’s accounting policies.  Estimates and judgments are continually evaluated based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Actual experience may differ from these estimates and assumptions. The effect of a change in accounting estimate is recognized prospectively by including it in comprehensive loss in the period of the change, if the change affects that period only, or in the period of the change and future periods, if the change affects both. Information about critical accounting estimates and judgments in applying accounting policies that have the most significant risk of causing material adjustment to the carrying amounts of assets and liabilities recognized in the financial statements are discussed below:

Judgments

Title to mineral property interests – Although the Company has taken steps to verify title to mineral properties in which it has an interest, these procedures do not guarantee the Company’s title. Such properties may be subject to prior agreements or transfers and title may be affected by undetected defects.

Exploration and evaluation expenditures – The application of the Company’s accounting policy for exploration and evaluation expenditures requires judgment in determining whether it is likely that future economic benefits will flow to the Company. That judgment may be based on assumptions about future events or circumstances.

ZINC ONE RESOURCES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended February 28, 2019 and 2018

(Expressed in Canadian Dollars)

Estimates and assumptions made may change if new information becomes available. If, after an expenditure is capitalized, information becomes available suggesting that the recovery of the expenditure is unlikely, the amount capitalized is written off in profit or loss in the period the new information becomes available.

Business combination or asset acquisition – With each acquisition, the Company has to determine whether it should be accounted for as a business combination or an asset acquisition. As dictated by IFRS 3, Business Combinations, the components of a business must include inputs, processes and outputs. Management has assessed its acquisition of Forrester Metals Inc. and has concluded that it did not include all the necessary components of a business. As such, it has been recorded as an asset acquisition, being the purchase of mineral properties and/or working capital.

Going concern assumption – These consolidated financial statements have been prepared on a going concern basis, which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The assessment of the Company’s ability to source future operations and continue as a going concern involves judgment. Estimates and assumptions are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.  If the going concern assumption were not appropriate for these consolidated financial statements, then adjustments would be necessary in the carrying value of assets and liabilities, the reported revenue and expenses and the statement of financial position classifications used.

Estimates

Share-based payment – The Company measures the cost of equity-settled transactions with employees by reference to the fair value of the equity instruments at the date at which they are granted. Estimating fair value for share-based payment transactions requires determining the most appropriate valuation model, which is dependent on the terms and conditions of the grant. This estimate also requires determining the most appropriate inputs to the valuation model including the expected life of the share option, volatility and dividend yield and making assumptions about them.

3.              CHANGE IN ACCOUNTING POLICY AND RECENT ACCOUNTING PRONOUNCEMENTS

The change in accounting policy and transition to IFRS 9 resulted in the following changes to the Company’s statement of financial position as at February 28, 2018:

	Exploration and evaluation assets	AOCI	Deficit
	$	$	$
Previously reported	22,805,919	(32,652)	31,444,036
Exploration and evaluation expenditures	1,337,656	-	(1,337,656)
Unrealized loss on marketable securities	-	112,695	(112,695)
Restated	24,143,575	80,043	29,993,685

ZINC ONE RESOURCES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended February 28, 2019 and 2018

(Expressed in Canadian Dollars)

The change in accounting policy and transition to IFRS 9 resulted in the following changes to the Company’s statement of loss and comprehensive loss for the year ended February 28, 2018:

	Net loss	Comprehensive loss	Loss per share
	$	$	$
Previously reported	6,558,397	6,525,745	0.07
Exploration and evaluation expenditures	(1,337,656)	(1,337,656)	-
Unrealized gain on marketable securities	(112,695)	-	-
Restated	5,108,046	5,188,089	0.06

The change in accounting policy and transition to IFRS 9 resulted in the following changes to the Company’s statement of cash flow for the year ended February 28, 2018:

	Net cash used in operating activities	Net cash used in investing activities
	$	$
Previously reported	5,840,829	5,193,695
Exploration and evaluation expenditures	(1,352,134)	1,352,134
Restated	4,488,695	6,545,829

Below is a summary of the change in accounting policy and recent accounting pronouncements:

a)              Change in accounting policy

Effective March 1, 2018, the Company voluntarily changed its accounting policy for exploration and evaluation expenditures to be capitalized as exploration and evaluation assets on the Company’s statements of financial position in order to better reflect the essence of the exploration and evaluation expenditures. Previously, these expenditures were recognized in earnings in the period in which they were incurred. The change in accounting policy was applied retrospectively.

b)               New and amended standards adopted by the Company

The IASB issued IFRS 15, Revenue from Contracts with Customers (“IFRS 15”) in May 2014.  The new standard provides a comprehensive five-step revenue recognition model for all contracts with customers and requires management to exercise judgment and make estimates that affect revenue recognition. IFRS 15 is effective for annual periods commencing on March 1, 2018. The adoption of this standard did not have a material measurement or disclosure impact on the Company’s financial statements.

IFRS 9, Financial Instruments (“IFRS 9”) replaces IAS 39, Financial Instruments: Recognition and Measurement and became effective for the Company on March 1, 2018.  IFRS 9 includes requirements for classification and measurement of financial assets and financial liabilities; impairment methodology for financial instruments; and general hedge accounting.  IFRS 9 has specific requirements for whether debt instruments are accounted for at amortized cost, fair value through other comprehensive income or fair value through profit or loss.  IFRS 9 requires equity instruments to be measured at fair value through profit or loss unless an irrevocable election is made to measure them at fair value through other comprehensive income, which results in changes in fair value not being recycled to the income statement. The adoption of the standard was applied retrospectively.

ZINC ONE RESOURCES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended February 28, 2019 and 2018

(Expressed in Canadian Dollars)

The Company completed a detailed assessment of its financial assets and liabilities as at March 1, 2018. The following table shows the original classification under IAS 39 and the new classification under IFRS 9:

	Original classification IAS 39	New classification IFRS 9
Cash	Amortized cost	Amortized cost
Receivables	Amortized cost	Amortized cost
Marketable securities	Available for sale	FVTPL
Proceeds of disposition receivable	Amortized cost	Amortized cost
Accounts payable and accrued liabilities	Amortized cost	Amortized cost
Due to related parties	Amortized cost	Amortized cost
Loans payable	Amortized cost	Amortized cost
Settlement of lawsuit	Amortized cost	Amortized cost
Note payable	Amortized cost	Amortized cost

The only change in classification was to the Company’s marketable securities which were previously classified as available for sale. Since the available for sale classification already required the marketable securities to be recorded on the statement of financial position at fair value, there was no adjustment to the carrying value of the marketable securities. The change in classification will result in past and future unrealized gains and losses on the marketable securities being recorded in profit and loss before tax instead of in other comprehensive income and loss net of tax. The accumulated unrealized gains and losses on the marketable securities will be included in deficit instead of accumulated other comprehensive income and loss.

c)               New standards and interpretations not yet adopted

IFRS 16, Leases (“IFRS 16”) specifies how an IFRS reporter will recognize, measure, present and disclose leases. The standard provides a single lessee accounting model, requiring lessees to recognize assets and liabilities for all leases unless the lease term is 12 months or less or the underlying asset has a low value. Lessors continue to classify leases as operating or finance, with IFRS 16’s approach to lessor accounting substantially unchanged from its predecessor, IAS 17. The standard was issued in January 2016 and is effective for annual periods beginning on or after January 1, 2019. The Company is currently evaluating the impact that the new guidance is expected to have on its financial statements.

4.              ACQUISITION OF FORRESTER METALS INC.

On June 1, 2017, the Company closed the acquisition of Forrester Metals Inc. (“Forrester”) pursuant to the terms of a definitive arrangement agreement (the “Arrangement”) announced on March 7, 2017. The Company acquired all of the issued and outstanding common shares of Forrester by issuing 24,259,777 common shares of the Company. Under the terms of the Arrangement, each shareholder of Forrester received 1 common share of Zinc One (“Zinc One Share”) for every 5.5 common shares of Forrester (“Forrester Shares”). All outstanding options and warrants of Forrester remained outstanding and were adjusted on the basis of 1 option or warrant of Zinc One for every 5.5 options or warrants of Forrester. This resulted in 1,210,909 additional options and 2,599,999 additional warrants of Zinc One. Total transaction costs of $185,437 and 1,000,000 of the Company’s shares issued as finder’s shares (at fair value of $540,000) have been included in the consideration paid to acquire Forrester.

In advance of closing of the Arrangement, the Company provided short term loans to Forrester totaling $1,999,530. The short term loans were extinguished upon closing of the Arrangement.

ZINC ONE RESOURCES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended February 28, 2019 and 2018

(Expressed in Canadian Dollars)

The transaction did not meet the definition of a business combination and therefore, has been accounted for as an asset purchase of mineral property interests with the Company acquiring the outstanding shares of Forrester on June 1, 2017. The consideration for the acquisition of Forrester has been allocated at fair value of the assets acquired and liabilities assumed, based on management’s best estimate and taking into account all available information at the time of acquisition.

The following table summarizes the fair value of the total consideration paid and the aggregate fair value of identified assets acquired and liabilities assumed:

Purchase price	$
24,259,777 common shares of the Company at $0.62 per share	15,041,062
Fair value of 1,210,909 stock options deemed granted by Zinc One	219,151
Fair value of 2,599,999 warrants deemed issued by Zinc One	502,108
Transaction costs	185,437
Finder’s shares issued	540,000
16,487,758

Net assets acquired	$
Cash	795,374
Receivables	913,883
Advances and prepaid expenses	4,052
Equipment	45,833
Exploration and evaluation assets	21,590,732
Liabilities	(6,862,116)
16,487,758

The fair value of the 1,210,909 options deemed granted ($219,151) was estimated using the Black-Scholes option-pricing model.  Weighted average assumptions used in the pricing model were as follows: risk-free rate – 1.00%; expected life – 0.38-2.81 years; expected volatility – 33%; expected forfeitures – nil%; and expected dividends – nil.

The fair value of the 2,599,999 warrants deemed issued ($502,108) was estimated using the Black-Scholes option-pricing model.  Weighted average assumptions used in the pricing model were as follows: risk-free rate – 1.00%; expected life – 0.02-0.52 years; expected volatility – 0.01%-72.53%; expected forfeitures – nil%; and expected dividends – nil.

5.              MARKETABLE SECURITIES

Marketable securities are classified as FVTPL and, as a result, are measured at fair market value each reporting period with any change in fair value recognized in profit or loss. During the year ended February 28, 2018, the Company purchased marketable securities at a cost of $433,305.  As at February 28, 2018, the marketable securities were recorded at a fair value of $546,000, and a gain of $112,695 resulting from the revaluation were included in net loss for the year ended February 28, 2018.  During the year ended February 28, 2019, the Company sold these marketable securities purchased, resulting in a loss of $60,530 for the year.

During the year ended February 28, 2019, the Company received 1,638,151 shares of Nubian Resources Ltd, valued at $450,000 as part of the consideration for the sale of the Esquilache Project (see Note 6). As at February 28, 2019, the marketable securities were recorded at a fair value of $139,243, and a loss of $310,757 resulting from the revaluation was included in net loss for the year ended February 28, 2019.

ZINC ONE RESOURCES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended February 28, 2019 and 2018

(Expressed in Canadian Dollars)

6.               EXPLORATION AND EVALUATION ASSETS

Title to mineral properties involves certain inherent risks due to the difficulties of determining the validity of certain claims as well as the potential for problems arising from the frequently ambiguous conveyancing history characteristic of many mineral properties. The Company has investigated title to all of its mineral properties and, to the best of its knowledge, titles to all of its properties are in good standing.

a)               Bongara Project

Subsequent to closing of the Arrangement on June 1, 2017, the Company exercised the option to acquire a 100% interest in Bongará Zinc Project and Charlotte Bongará Zinc Project, located in north-central Peru, by making final cash payments totaling $1,549,472 (US$1,150,000) to the original optionors. Both properties are subject to advance royalties one year after the projects are acquired and a 2% Net Smelter Return (“NSR”) on production.

On July 5, 2017 the Company entered into a 5-year contract with the Campesina de Yambrasbamba Community (the “Community”) for the surface access rights to the Bongara Project. The Company paid US$5,000 at signing and is required to make an annual payment of US$27,812 (paid for 2019) to the Community until July 2021.

In addition, the following payments are to be made to the Community:

·S/. 15,000 (CAD$5,891) during 2018 (paid)

·S/. 30,000 (CAD$11,781) during 2019

·S/. 30,000 (CAD$11,781) during 2020

·S/. 30,000 (CAD$11,781) during 2021

·S/. 30,000 (CAD$11,781) during 2022

As part of the contract, the Company is also required to spend a minimum of US$25,000 (paid for 2018) annually on social programs within the Community.

On October 9, 2017, the Company submitted a Letter of Credit in the amount of $2,150,208 (US$1,700,000) as an environmental bond relating to the Bongara Project. During the year ended February 28, 2019, the environmental bond was reduced to $1,643,566 (US$1,290,000). In 2019, the Company earned finance income of $60,034 in relation to the letter of credit.

During the year ended February 28, 2019, the Company performed an impairment review and concluded that an indicator of impairment did exist. The recoverable amount of the Bongara Project is determined to be the fair value less costs to sell, which is based on the value attributed to the property in the Joint Venture agreement signed with InCoR Holdings Limited (see Note 21).  The fair value is determined based on the discounted value of the required joint venture payments using a discount rate of 15% and in reference to level 2 of the fair value hierarchy.  Accordingly, the Company wrote-down the project to $5,038,143, recognizing an impairment charge of $23,642,767 for the year ended February 28, 2019.

b)               Scotia Zinc Property

On January 24, 2017, the Company closed the acquisition of the Scotia Zinc Property in British Columbia, (the “Scotia Property”) pursuant to the terms of an option agreement (the “Option Agreement”) with Aldever Resources Inc. to acquire a 100% interest in the Scotia Property.

ZINC ONE RESOURCES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended February 28, 2019 and 2018

(Expressed in Canadian Dollars)

The Scotia Property was primarily a zinc project, consisting of one mineral claim totaling 1,081 hectares, located in the Scotia River area, approximately 40 km southeast of Prince Rupert in west central British Columbia.

Under the terms of the Option Agreement, the Company paid $25,000 and issued 300,000 common shares (at fair value of $210,000) of the Company. In addition, the Company agreed to: (a) pay $25,000 and issue a total of 450,000 common shares of the company on or before the first anniversary of the Option Agreement, and (b) issue 600,000 common shares of the Company and incur $500,000 in exploration expenditures on or before the second anniversary of the Option Agreement. The Company also issued a finder 84,000 common shares (at fair value of $58,800) in connection with the closing of the transaction.

During the year ended February 28, 2018, management decided that it would no longer pursue the Scotia Property, and accordingly, wrote-down the property to $nil, recognizing an impairment charge of $308,278 for the year ended February 28, 2018.

c)               Other

The Company has an interest in other properties. These include the Esquilache Project, Compin / Omay Project, Pukara Project, Azulcocha West Property, and the Las Princesas Property.

Esquilache Project

On June 1, 2017, the Company acquired the Esquilache Silver Project (“Esquilache Project”), located in Southern Peru, as a result of the acquisition of Forrester. On December 28, 2017, the Company entered into a definitive agreement with Nubian Resources Ltd. ("Nubian"), whereby the Company sold 100% interest in the Esquilache Project.

Under the terms of the definitive agreement, Nubian paid $600,000 on closing which consisted of: (i) $150,000 in cash ($50,000 received during the year ended February 28, 2018 and $100,000 received during the year ended February 28, 2019); and (ii) 1,638,151 common shares of Nubian valued at $450,000 (received during the year ended February 28, 2019). As at February 28, 2019 $nil (2018 - $550,000) was recorded as accounts receivable owing from Nubian.

Further, the Company was to receive four non-refundable annual advanced NSR payments of $162,500. During the year ended February 28, 2019, the Company entered into an amendment agreement with Nubian, and the four annual advanced NSR payments have been amended to provide for payments of $22,500 (paid on January 9, 2019), $78,613 on July 5, 2019, $37,121 on October 5, 2019, $56,373 on January 5, 2020, and twenty-three payments of $20,313 commencing April 5, 2020 and ending October 5, 2025 on the 5th day of April, July, October and January.

The Company will also retain a 2% NSR of which Nubian will have the right to purchase 1% for $500,000 at any time, until the third anniversary of the first sale of gold, silver or concentrate.

Compin / Omay Project

On June 1, 2017, the Company acquired the Compin property located in the La Libertad Department south of Huamachuco, Peru, as a result of the acquisition of Forrester.

The Compin Project is currently optioned to OMAY S.A. (“OMAY”) for the exploration and evaluation of the Gianderi property.  The outstanding option payments were US$250,000 and US$350,000 due in September of 2017 and 2018, respectively.

In addition, as part of the agreement, there is a sliding scale royalty payable to the Company for the mining rights concession commencing on production, which is based on gold prices and revenues from commercial production net of certain costs and expenses.

ZINC ONE RESOURCES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended February 28, 2019 and 2018

(Expressed in Canadian Dollars)

During the year ended February 28, 2018 and 2019, the option agreement was modified such that OMAY paid US$50,000 ($64,517) on November 29, 2017 and the remaining option payments are US$45,000 by November 30, 2018 ($66,749 received), US$50,000 by March 19, 2019 (partial amount of $46,091 received subsequent to February 28, 2019), US$100,000 by September 30, 2019 and US$350,000 by February 20, 2020. The sliding-scale royalty was also simplified.  OMAY has the right to purchase 1% of the NSR. As at February 28, 2019, the Company accrued $69,290 in concession fees owing to the local government entity.

Pukara Project

On June 1, 2017, the Company acquired the Pukara Project located in the Pukara area of southern Peru, as a result of the acquisition of Forrester.  Management of the Company has decided not to pursue the Pukara Project and the concessions were transferred to a local miner. Accordingly the Company has allocated $nil to the project in the allocation of assets acquired and liabilities assumed from Forrester.  In 2019 the Company disposed of the Pukara property for negligible proceeds.

Azulcocha West Property

On June 1, 2017, the Company acquired the Azulcocha West Property located in the Department of Junin, as a result of the acquisition of Forrester. It is an early stage exploration project which was subject to an arbitration claim that has been settled during the year ended February 28, 2019 (see Note 10).

Las Princesas Property

On June 1, 2017, the Company acquired the Las Princesas Property located in the Department of La Libertad, as a result of the acquisition of Forrester. The property is owned by Nueva Princesa S.A.C., 78% of which is owned by the Company through its subsidiary, Compania Vena Peru S.A.C. Management of the Company has decided not to pursue the Las Princesas Property and on September 25, 2017, the Company transferred its majority interest in the property to the minority owner. Accordingly the Company has allocated $nil to the project in the allocation of assets acquired and liabilities assumed from Forrester.

d)              Acquisition costs and exploration and evaluation expenditures

	Bongara $	Scotia $	Other $	Total $
February 28, 2017	-	293,800	-	293,800
Acquisition costs – cash	1,879,704	-	-	1,879,704
Asset acquisition	20,926,215	-	664,517	21,590,732
Assaying	67,384	-	-	67,384
Camp	46,307	-	-	46,307
Community outreach	162,032	-	-	162,032
Consulting fees	27,958	14,478	-	42,436
Environmental	208,354	-	-	208,354
Geological	140,632	-	-	140,632
Other	2,509	-	-	2,509
Preliminary Economic Assessment	79,136	-	-	79,136
Professional fees	92,908	-	-	92,908
Site support costs	432,872	-	-	432,872
Surveying	46,014	-	-	46,014
Travel	31,550	-	-	31,550
Option payments received – cash	-	-	(114,517)	(114,517)
	24,143,575	308,278	550,000	25,001,853
Proceeds from sale	-	-	(550,000)	(550,000)
Write-down	-	(308,278)	-	(308,278)

ZINC ONE RESOURCES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended February 28, 2019 and 2018

(Expressed in Canadian Dollars)

	Bongara $	Scotia $	Other $	Total $
February 28, 2018	24,143,575	-	-	24,143,575
Acquisition costs – cash	892,502	-	-	892,502
Assaying	144,799	-	-	144,799
Camp	111,539	-	-	111,539
Community outreach	358,205	-	-	358,205
Consulting fees	119,964	-	-	119,964
Environmental	353,852	-	-	353,852
Geological	2,013,593	-	-	2,013,593
Other	928	-	-	928
Preliminary economic assessment	41,115	-	-	41,115
Professional fees	3,174	-	-	3,174
Site support costs	384,217	-	-	384,217
Travel	113,447	-	-	113,447
	4,537,335	-	-	4,537,335

Write-down	(23,642,767)	-	-	(23,642,767)
February 28, 2019	5,038,143	-	-	5,038,143

7.              PROCEEDS OF DISPOSITION RECEIVABLE

The balance of the proceeds of disposition receivable corresponds to an account receivable comprised as follows:

	February 28, 2019 $	February 28, 2018 $
Nominal value of the proceeds of disposition	-	2,817,980
Balance of unaccreted portion	-	(409,450)
Reserve for environmental fines	-	(1,601,033)
Fair value of the proceeds of disposition receivable	-	807,497

On September 28, 2012, Forrester signed a binding share purchase agreement, whereby it sold its 70% interest in its former subsidiary Azulcochamining S.A. (“Azulcochamining”), which held the Azulcocha Property, to Trafigura Beheer B.V. (“Trafigura”). In accordance with the terms of the share purchase agreement and a related assignment agreement, Trafigura agreed to pay an aggregate purchase price of US$5 million to Forrester as well as a 10% Net Profit Interest (“NPI”) on future production. Such NPI can be purchased for an additional US$2 million at any time.

On closing of the transaction, Forrester no longer bore any further responsibility for costs in connection with the future development and operation of the Azulcocha Property.   The purchase price consisted of: (i) US$2.5 million on the satisfaction of certain customary closing conditions (paid) and (ii) US$2.5 million in 23 consecutive monthly installments of US$100,000 commencing on October 1, 2013 (first three installments paid) and a final installment of US$200,000. US$2.2 million of the purchase price was outstanding as at February 28, 2018.

As at February 28, 2018, the Company had recorded a reserve for US$1,250,000 as its best estimate at that time of the amount that would ultimately be required to settle the environmental fines. The reserve was presented as a reduction of the proceeds receivable and a reserve for environmental fines. During the year ended February 28, 2019, the Company entered into a settlement agreement with Trafigura, and the proceeds receivable was settled in full for the amount of $1,183,113 (US$892,309). As a result, the Company recorded a recovery of account receivable for $348,441 during the year ended February 28, 2019.

ZINC ONE RESOURCES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended February 28, 2019 and 2018

(Expressed in Canadian Dollars)

8.               EQUIPMENT

	Machinery	Furniture and leasehold improvements	Equipment	Computer	Total
	$	$	$	$	$
Cost
Balance at February 28, 2017	-	-	-	-	-
Acquired on asset acquisition	32,518	12,870	40,385	21,058	106,831
Additions	4,948	38,074	1,968	2,909	47,899
Foreign exchange	(1,575)	(797)	(2,925)	(1,064)	(6,361)
Balance at February 28, 2018	35,891	50,147	39,428	22,903	148,369
Write down	(31,416)	(12,433)	(38,004)	(19,642)	(101,495)
Foreign exchange	549	363	603	350	1,865
Balance at February 28, 2019	5,024	38,077	2,027	3,611	48,739

Accumulated depreciation
Balance at February 28, 2017	-	-	-	-	-
Assumed on asset acquisition	14,388	6,238	21,478	18,894	60,998
Depreciation	2,321	4,224	2,554	1,355	10,454
Foreign exchange	(698)	(311)	(2,035)	(912)	(3,956)
Balance at February 28, 2018	16,011	10,151	21,997	19,337	67,496
Depreciation	3,623	6,657	3,433	1,501	15,214
Write down	(19,398)	(8,134)	(25,512)	(19,639)	(72,683)
Foreign exchange	266	165	437	196	1,064
Balance at February 28, 2019	502	8,839	355	1,395	11,091

Carrying amount at February 28, 2018	19,880	39,996	17,431	3,566	80,873
Carrying amount at February 28, 2019	4,522	29,238	1,672	2,216	37,648

9.               LOANS PAYABLE

As a result of the acquisition of Forrester, the Company assumed a loan payable with a principal balance of $12,500 to Irwin Lowy LLP, which bears interest at a rate of 10% per annum and is payable on demand. The balance of the loan payable is $17,816 as at February 28, 2019 (2018 – $16,567).

During the year ended February 28, 2019, the Company entered into loan agreements with shareholders of the Company. The loans bear interest at a rate of 15% per annum and mature through November 11, 2019, one year after the effective date of the agreements. The balance of the loans payable including interest accrued is $476,699 as at February 28, 2019 (2018 - $nil), $6,240 (2018 - $nil) of which is included in due to related parties (Note 14).

$
Balance, February 28, 2017	-
Assumed on acquisition of Forrester	15,630
Interest	937
Balance, February 28, 2018	16,567
Proceeds	523,000
Repayment	(75,000)
Interest	29,948
Balance, February 28, 2019	494,515
Due to related parties	(6,240)
488,275

ZINC ONE RESOURCES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended February 28, 2019 and 2018

(Expressed in Canadian Dollars)

10.              SETTLEMENT OF LAWSUIT

Under the original letter agreement entered into by Forrester in 2006 with Empresa Minera Los Quenuales S.A, a company owned by Glencore plc of Switzerland (“LQ”), LQ agreed to invest US$2,750,000 in exploration expenditures, provide a satisfactory feasibility study and pay US$1,000,000 to acquire a 51% interest in the Azulcocha West Property. None of these requirements were met. In April 2010, Forrester and LQ signed a Letter of Intent ("LOI") which was never formalized in an agreement. On September 28, 2012 Forrester signed a binding share purchase agreement whereby it sold its 70% interest in its former subsidiary Azulcochamining which held the Azulcocha West Property to Trafigura (Note 7).

In the lawsuit, (i) LQ argued that the LOI effectively extended the term of original letter agreement and therefore it was not necessary to sign a further binding agreement; and (ii) Forrester countersued LQ based on the fact that the LOI did not extend the original letter agreement’s term and further that LQ acted in bad faith preventing the signing of the binding agreement outlining the agreed terms of the LOI. On May 26, 2014, an arbitration panel determined that Forrester, Compania Vena Peru S.A.C., and Azulcochamining must jointly and severally pay LQ, US$2,342,093 for damages (the “Arbitral Award”).

On November 30, 2015, the Ontario Superior Court of Justice ordered to recognize the Arbitral Award in the amount of US$2,342,093 to be converted to Canadian dollars at the exchange rate of 1.3223 CAD$ per US$, and 1.3% of simple annual interest from May 23, 2012 to November 30, 2015 and an annual interest of 3% from November 30, 2015 until the payment of the award.

On February 2, 2018, the Company entered into a settlement agreement whereby, the Company issued a promissory note in the amount of $3,536,538 and paid $100,000 against the principal of the note. The note bore interest at a rate of 17.75% per annum. The outstanding balance of the promissory note plus accrued interest was repaid in full during the year ended February 28, 2019.

11.              NOTE PAYABLE

On July 1, 2013, the Company entered into an amended Consulting Services Agreement with Namakan Damafing Keita (“Namakan”) pursuant to which the Company was obligated to pay to Namakan US$2,500 per month for geology consulting services within the Republic of Mali.  On December 1, 2015, the Company entered into an arrangement to settle overdue amounts payable to Namakan. Under the arrangement US$45,000 due to Namakan under the amended Consulting Services Agreement was converted to a promissory note due and payable in May 2019. The promissory note bears interest at 6% per annum, payable quarterly in arrears, and is secured by a charge over the Fatou Property. The Company has the right to repay the principal of the promissory note plus interest, at any time, without notice. The change in the note payable is as follows:

$
Balance, February 28, 2017	64,242
Interest	3,492
Foreign exchange	(2,317)
Balance, February 28, 2018	65,417
Interest	3,542
Foreign exchange	1,852
Balance, February 28, 2019	70,811

ZINC ONE RESOURCES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended February 28, 2019 and 2018

(Expressed in Canadian Dollars)

12.             SHARE CAPITAL

a)             Authorized – Unlimited common shares without par value.

b)             Financings

On May 3, 2017, the Company closed a private placement financing by issuing a total of 16,666,667 units for gross proceeds of $10,000,000.  Each unit consists of one common share and one-half of one share purchase warrant (each a “Warrant”), with each whole Warrant entitling the holder to purchase one additional common share at a price of $0.90 per share for a period of 24 months from the date of issue. The Company incurred share issuance costs of $231,370 in connection with the private placement.

On June 1, 2017, the Company issued 24,259,777 common shares at a fair value of $15,041,062 in the acquisition of Forrester (see Note 4).  The Company also issued 1,000,000 common shares as finder’s shares at fair value of $540,000.

During the year ended February 28, 2018, the Company issued 780,088 common shares pursuant to exercise of warrants for total gross proceeds of $231,779.  A value of $247,333 was transferred from contributed surplus to share capital as a result.

On May 7, 2018, the Company issued 450,000 common shares pursuant to exercise of options for gross proceeds of $59,850.  A value of $56,836 was transferred from contributed surplus to share capital as a result.

On May 22, 2018, the Company closed the first tranche of a private placement financing by issuing a total of 16,063,286 units for gross proceeds of $3,855,189. On June 25, 2018, the Company closed the second tranche of the private placement financing by issuing a total of 6,365,550 units for gross proceeds of $1,527,732.  Each unit is comprised of one common share and one-half of a Warrant, with each whole Warrant entitling the holder to purchase one additional common share at $0.35 per share for a period of three years from the date of issue.  The Company issued finders a total of 298,961 Warrants at fair value of $53,553 and incurred share issuance costs of $142,766 in connection with the private placement.  The Company assigned $47,742 to the Warrants pursuant to the residual value method.

c)              Stock options

The Company has an incentive stock option plan, whereby options may be granted from time to time to directors, officers, employees and consultants of the Company with common shares to be reserved for issuance as options not to exceed 10% of the then issued and outstanding common shares. No one individual may be granted more than 5% of the issued and outstanding common shares. The options can be granted for a maximum term of 5 years.

ZINC ONE RESOURCES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended February 28, 2019 and 2018

(Expressed in Canadian Dollars)

Details of options activity for the years ended February 28, 2019 and 2018 are as follows:

	Number of Options #	Weighted Average Exercise Price $
Balance, February 28, 2017	3,600,000	0.133
Granted	3,275,000	0.64
Pursuant to acquisition (Note 4)	1,210,909	0.54
Forfeited	(550,000)	0.65
Expired	(601,818)	0.58
Balance, February 28, 2018	6,934,091	0.37
Exercised	(450,000)	0.133
Expired	(27,273)	0.55
Balance, February 28, 2019	6,456,818	0.38
Unvested	(80,000)	0.55
Exercisable, February 28, 2019	6,376,818	0.38

The balance of options outstanding as at February 28, 2019 was as follows:

Expiry Date	Exercise Price $	Remaining Life (Years)	Options Outstanding #
August 10, 2019	0.44	0.45	390,909
March 25, 2020	0.66	1.07	190,909
October 20, 2021	0.133	2.97	3,150,000
May 16, 2022	0.65	3.21	2,525,000
October 4, 2022	0.55	3.60	200,000
		2.71	6,456,818

During the year ended February 28, 2017, the Company granted 3,600,000 stock options to certain directors, officers, and consultants.  The stock options have an exercise price of $0.133 per share and a life of 5 years. The stock options have a fair value of $454,691 and vest 25% on April 20, 2017, 35% on October 20, 2017 and 40% on April 20, 2018.

During the year ended February 28, 2018, the Company granted 3,275,000 stock options to certain directors, officers, and consultants.  The stock options have exercise prices ranging from $0.55 to $0.65 per share and a life of 5 years.  The stock options have a fair value of $1,805,100 and vest 25%, 35% and 40% every six month from the grant dates.

Pursuant to the acquisition of Forrester (Note 4), the Company assumed all of the outstanding options of Forrester adjusted on the basis of 1 option of Zinc One for every 5.5 options of Forrester. This resulted in 1,210,909 additional options deemed granted by the Company. The stock options deemed granted have exercise prices ranging from $0.44 to $1.43 per share, life ranging from 0.38 to 2.19 years, fair value of $219,151 and are fully vested.

ZINC ONE RESOURCES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended February 28, 2019 and 2018

(Expressed in Canadian Dollars)

The fair value of the options granted was estimated on the dates of grant using the Black-Scholes option valuation model with the following weighted average assumptions:

	February 28, 2019	February 28, 2018
Dividend yield	Nil	Nil
Expected annualized volatility (%)	Nil	33 - 134
Risk-free interest rate (%)	Nil	1 – 1.6
Expected life of options (years)	-	0.38 - 5
Grant date fair value ($)	-	0.50 – 0.65
Forfeiture rate (%)	Nil	Nil

Option pricing models require the input of subjective assumptions including the expected price volatility and the expected option life.  Expected price volatility was calculated based on the Company’s historical share prices. Changes in these assumptions can materially affect the estimated fair value of the stock options granted.

During the year ended February 28, 2019, the Company recorded share-based payments expense of $511,414 (2018 – $1,564,120).

d)              Warrants

Details of warrants activity for the years ended February 28, 2019 and 2018 are as follows:

	Number of Warrants #	Weighted Average Exercise Price $
Balance, February 28, 2017	-	-
Issued	8,350,697	0.90
Pursuant to acquisition (note 4)	2,599,999	0.44
Exercised	(780,089)	0.30
Expired	(1,837,273)	0.495
Balance, February 28, 2018	8,333,334	0.90
Issued	11,513,379	0.35
Balance, February 28, 2019	19,846,713	0.58

The balance of warrants outstanding as at February 28, 2019 is as follows:

Expiry Date	Exercise Price $	Remaining Life (Years)	Warrants Outstanding #
May 3, 2019	0.90	0.18	8,333,334
May 17, 2021	0.35	2.22	8,258,815
June 14, 2021	0.35	2.29	694,939
June 25, 2021	0.35	2.32	2,559,625
		1.38	19,846,713

Pursuant to the acquisition of Forrester (Note 4), the Company assumed all of the outstanding warrants of Forrester adjusted on the basis of 1 warrant of Zinc One for every 5.5 warrants of Forrester. This resulted in 2,599,999 warrants deemed issued. During the year ended February 28, 2018, all of the 2,599,999 warrants deemed issued were exercised or expired unexercised.

ZINC ONE RESOURCES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended February 28, 2019 and 2018

(Expressed in Canadian Dollars)

13.              INCOME TAXES

A reconciliation between the Company’s income tax provision computed at statutory rates to the reported income tax expense (recovery) for the years ended February 28, 2019 and 2018 are as follows:

	2019	2018
Statutory tax rate	27%	26%
	$	$
Loss for the year before income taxes	(26,441,644)	(6,558,397)
Expected income tax recovery	(7,140,106)	(1,716,222)
Effective of taxes in foreign jurisdiction	(681,615)	(193,978)
Net adjustments for deductible and non-deductible items	7,606,604	825,922
Change in unrecognized deferred tax assets	215,117	1,084,278
Income tax expense (recovery)	-	-

The significant components of the Company’s net deferred income tax assets and liabilities as at February 28, 2019 and 2018 are as follows:

	2019	2018
	$	$
Deferred income tax assets
Non-capital losses carried forward	7,903,389	7,725,887
Resource pools	5,410,806	5,318,870
Share issue costs	87,893	63,498
Foreign exchange and other	(542,863)	(651,128)
Total unrecognized deferred income tax assets	12,859,226	12,547,127

At February 28, 2019, the Company has share issuance costs of $325,530 (2018 – $235,179), and non-capital losses of $25,548,264 (2018 – $23,764,158). At February 28, 2019, management considers that it is not “more likely than not” that these losses will be utilized and accordingly no deferred income tax asset has been recognized.

The non-capital losses expire as follows:

$
2026	1,748,000
2027	2,019,000
2028	690,625
2029	1,358,069
2030	1,912,627
2031	2,932,377
2032	1,406,977
2033	2,172,777
2034	1,303,755
2035	1,519,343
2036	1,460,349
2037	1,242,511
2038	3,978,589
2039	1,803,265
25,548,264

ZINC ONE RESOURCES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended February 28, 2019 and 2018

(Expressed in Canadian Dollars)

14.             RELATED PARTY TRANSACTIONS

The Company incurred charges to directors and officers, or to companies associated with these individuals during the years ended February 28, 2019 and 2018 as follows:

	2019 $	2018 $
Professional fees	67,832	89,427
Management fees	408,530	388,113
Share-based payment	272,407	901,118
	748,769	1,378,658

Due to related parties at February 28, 2019 is $115,651 (2018 – $63,236) owing to the former interim CEO, the former President and CEO, the current and former directors of the Company, companies controlled by related parties, and a company in which the CFO was an associate until July 31, 2018 and an owner thereafter.

Key management of the Company includes the former interim CEO, former CEO and President, CFO and the Directors. During the year ended February 28, 2019, compensation paid to key management consisted of management fees of $408,530 (2018 – $388,113) paid to former interim CEO and former President and CEO, and accounting and corporate secretarial fees of $67,832 (2018 – $89,427) paid to a company in which the CFO was an associate until July 31, 2018 and an owner thereafter.

15.              MANAGEMENT OF CAPITAL

The Company’s objectives when managing capital are to pursue and complete the identification and evaluation of assets, properties or businesses with a view to acquisition or participation in a transaction, to maintain financial strength and to protect its ability to meet its on-going liabilities, to continue as a going concern, to maintain credit worthiness and to maximize returns for shareholders over the long term. The Company does not have any externally imposed capital requirements to which it is subject. Capital is comprised of the Company’s shareholders’ equity.

As at February 28, 2019, the Company had capital resources consisting of cash. The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Company may attempt to issue new shares or adjust the amount of cash.

The Company’s investment policy is to invest any cash that is surplus to immediate requirements in investment instruments in high credit quality financial institutions with terms to maturity selected with regards to the expected time of expenditures from continuing operations.

16.              FINANCIAL INSTRUMENTS

As at February 28, 2019, the Company’s financial instruments consist of cash, receivables, marketable securities, proceeds of disposition receivable, environmental bond, accounts payable and accrued liabilities, settlement of lawsuit, due to related parties, loans payable and note payable.

a)              Fair value measurements

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value hierarchy establishes three levels to classify the inputs to valuation techniques used to measure fair value, by reference to the reliability of the inputs used to estimate the fair values.

ZINC ONE RESOURCES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended February 28, 2019 and 2018

(Expressed in Canadian Dollars)

Level 1 - applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 - applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 - applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The fair value of cash and marketable securities is determined based on “Level 1” inputs which consist of quoted prices in active markets for identical assets.  As at February 28, 2019, the Company believes that the carrying values of cash, receivables, accounts payable and accrued liabilities, due to related parties, note payable, and loans payable approximate their fair values because of their nature and relatively short maturity dates or durations.

February 28, 2018	Level 1	Level 2	Level 3	Total
	$	$	$	$
Cash	525,364	-	-	525,364
Marketable securities	546,000	-	-	546,000
Proceeds of disposition receivable	-	807,497	-	807,497
	1,071,364	807,497	-	1,878,861

February 28, 2019	Level 1	Level 2	Level 3	Total
	$	$	$	$
Cash	13,420	-	-	13,420
Marketable securities	139,243	-	-	139,243
	152,663	-	-	152,663

The fair value of proceeds of disposition receivable was determined based on Level 2 using the discounted present value with a discount rate of 17% and a term of one year.

b)              Financial risks

Credit Risk

Credit risk arises from the non-performance by counterparties of contractual financial obligations. The Company’s maximum credit risk is $13,420 consisting of the balance of cash. The Company limits its exposure to credit loss for cash by placing such instruments with high credit quality financial institutions. The values of these instruments may exceed amounts insured by an agency of the government of Canada. In management’s opinion, the Company’s credit risk related to cash is minimal.

Liquidity Risk

The Company's approach to managing liquidity risk is to ensure that it will have sufficient financial resources to meet liabilities when due. As at February 28, 2019, the Company had working capital deficit of $2,651,656 (2018 – $2,379,255).

ZINC ONE RESOURCES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended February 28, 2019 and 2018

(Expressed in Canadian Dollars)

Most of the Company's financial liabilities (excluding note payable) have contractual maturities of less than 30 days and are subject to normal trade terms. As at February 28, 2019, the Company does not have adequate working capital to discharge its existing financial obligations.

Interest Rate Risk

Interest rate risk is the risk that the future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The risk that the Company will realize such a loss is limited because the loans payable and note payable bear a fixed rate interest.

Foreign Currency Risk

Currency risk is the risk that the fair value or the future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. The Company operates internationally, which gives rise to the risk that cash flows may be adversely impacted by exchange rate fluctuations. Amounts subject to currency risk are primarily cash, offset by accounts payable and note payable denominated in foreign currencies. The Company raises funds in Canadian dollars and primarily spends funds in Canadian dollars and US dollars. The Company is exposed to currency risk primarily on settlements of purchases that were denominated in currencies other than the Canadian dollar. In order to reduce the Company’s exposure to currency risk, the Company periodically increases or decreases the amount of funds held in foreign currencies.

The sensitivity of the Company’s net loss to changes in the exchange rate between the US dollar, Peruvian Sol and the Canadian dollar would be as follows:  a 10% change in the US dollar exchange rate relative to the Canadian dollar would change the Company’s net loss by approximately $7,100; a 10% change in the Peruvian Sol exchange rate relative to the Canadian dollar would change the Company’s net loss by approximately $420,000.

Commodity Price Risk

The Company’s ability to raise capital to fund exploration or development activities is subject to risks associated with fluctuations in the market prices of gold, silver and zinc.

17.              SUPPLEMENTAL CASH FLOW INFORMATION

Investing and financing activities that do not have a direct impact on current cash flows are excluded from the consolidated statements of cash flow. During the year ended February 28, 2019, the following transactions were excluded from the consolidated statements of cash flows:

·Received 1,638,151 common shares of Nubian at a fair value of $450,000 pursuant to sale of exploration and evaluation assets

During the year ended February 28, 2018, the following transactions were excluded from the consolidated statements of cash flows:

·Issuance of 25,259,777 common shares of the Company at a fair value of $15,581,062 pursuant to the acquisition of Forrester Metals Inc.

ZINC ONE RESOURCES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended February 28, 2019 and 2018

(Expressed in Canadian Dollars)

18.              SEGMENT INFORMATION

During the year ended February 28, 2019, the Company had three reportable operating segments, being the acquisition and exploration of interests in mineral properties located in three geographical segments, Canada, Peru and Africa. Geographic information is as follows:

	Total assets as at February 28, 2019 $	Total assets as at February 28, 2018 $
Canada	102,023	696,032
Peru	6,851,763	28,564,420
Total assets	6,953,786	29,260,452

	Total liabilities as at February 28, 2019 $	Total liabilities as at February 28, 2018 $
Canada	1,365,104	455,206
Peru	1,520,197	4,002,348
Africa	70,811	65,417
Total liabilities	2,956,112	4,522,971

Geographic segmentation of the Company’s loss during years ended February 28, 2019 and 2018 is as follows:

	2019 $	2018 $
Canada	2,038,479	3,770,818
Peru	24,399,623	1,319,258
Africa	3,542	3,492
	26,441,644	5,093,568

19.             CONTINGENCY

During the year ended February 29, 2016, Rockridge Mali SARL received a demand letter from a party alleging a breach of agreement for the amount of 50,000,000 West African CFA Franc (approximately $10,500). The dispute was submitted to the Labour Court of Bamako and on October 27, 2014 the court dismissed the case. The party appealed the Court’s ruling on June 2, 2015. The final decision is subject to the Court of Appeals. Rockridge Mali SARL denies the allegations and will take all steps available to fully protect its interests. The probability of the outcome of the lawsuit cannot be determined at this time. A liability has not been accrued in the financial statements.

20.             COMMITMENTS

On July 15, 2017, the Company entered into a lease agreement for the use of office premises in Lima, Peru until July 15, 2019 at US$1,800 per month.  The amount of the total lease payments committed is $10,667 for the year ended February 29, 2020.

Other commitments related to exploration and evaluation assets are described in Note 6.

ZINC ONE RESOURCES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended February 28, 2019 and 2018

(Expressed in Canadian Dollars)

21.              SUBSEQUENT EVENTS

a)              Joint Venture

On May 24, 2019, the Company entered into a binding term sheet with InCoR Holdings Limited ("InCoR Holdings") and InCoR Zinc Ltd. ("InCoR Zinc" and together with InCoR Holdings "InCoR"). Under the binding term sheet, InCoR Zinc and the Company will form a joint venture (the "Joint Venture") with the intent of advancing the Bongará Project located in Peru.

In order for InCoR Zinc to earn its interest in the Joint Venture, InCoR Zinc will be required to fund the Joint Venture a total of US $3,750,000 (the “Funding”) over three years as follows:

·Year 1.  US $1,250,000 to acquire an initial 51% interest in the Joint Venture (“Year 1 Earn-in Amount”)

·Year 2.  US $1,250,000 to acquire an additional 19% interest in the Joint Venture (being a total of a 70% interest in the Joint Venture).

·Year 3.  US $1,250,000 to acquire an additional 10% interest in the Joint Venture (being a total of an 80% interest in the Joint Venture).

InCoR, at its option, may accelerate the Funding and earn its 80% interest prior to the end of the third year of the Joint Venture.  If InCoR Zinc elects not to earn an 80% interest in the Joint Venture, Zinc One will have the right to repurchase InCoR Zinc’s interest in the Joint Venture in an amount equal to two times the amount previously funded by InCoR.  The Funding may be used to satisfy ongoing annual property fees, operating costs, exploration expenditures and metallurgical and economic studies on the Bongará Project.

Until such time as InCoR Zinc holds more than 50% of the Joint Venture, a team mutually acceptable to the parties shall be responsible for the day-to-day management, administration and technical oversight of the business of Joint Venture. During the period in which InCoR Zinc holds more than 50% of the Joint Venture, InCoR Zinc shall have the right to be responsible for the day-to-day management, administration and technical oversight of the business of Joint Venture.

The parties interests in the Joint Venture will be subject to standard dilution provisions.  If a party (the “Diluted Party”) is diluted to a 5% interest in the Joint Venture, the Diluted Party’s interest will be converted to a 2% Net Smelter Return, which may be repurchased by the other party for an amount equal to US $5,000,000.

If a feasibility study is completed on the development of the Bongará Project and the use of a hydrometallurgical process licensed by InCoR Holdings (the “Process”) is used in future processing, InCoR Holdings will sub-license the Process to the Joint Venture and, in consideration of which, the Joint Venture will be required to satisfy certain license royalties of InCoR Holdings.

The parties have agreed to enter into a definitive agreement by no later than August 31, 2019.  Until such date, Zinc One has agreed not to negotiate or enter into other transactions relating to the Bongará Project.  The Joint Venture will be subject to due diligence of InCoR Zinc, shareholder approvals (if required) and acceptance of the TSX Venture Exchange.

ZINC ONE RESOURCES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended February 28, 2019 and 2018

(Expressed in Canadian Dollars)

InCoR Holdings has also agreed to lend to the Company up to US $475,000 (the “Loan”) (US$275,000 received).  The Loan will bear interest at a rate of 15% per annum and be due twelve months after being advanced by InCoR Holdings.  In the event that the Joint Venture is formed prior to the maturity of the Loan, the Loan will be applied to the Year 1 Earn-in Amount payable by InCoR Zinc under the Joint Venture.  As security for the Loan, Zinc One will pledge all of the issued and outstanding shares of Forrester Metals Inc. and the Joint Venture company in favour of InCoR Holdings.  The proceeds of the Loan will be used to satisfy the annual property payments on the Bongará Project.

The Loan will be subject to customary positive and restrictive covenants and is subject to acceptance of the TSX Venture Exchange.

b)               Loans Payable

Subsequent to February 28, 2019, the Company entered into loan agreements with shareholders of the Company for additional loans totaling $178,090.  The loans bear interest at a rate of 15% per annum and mature on June 17, 2020.

c)              Stock Options

On March 13, 2019, the Company granted to directors, officers and consultants a total of 4,950,000 stock options exercisable at $0.10 per share for a period of five years from the date of grant.

On April 25, 2019, the Company granted to a consultant 400,000 stock options exercisable at $0.10 per share for a period of five years from the date of the grant.